As filed with the Securities and Exchange Commission on May 19, 2004

Registration No. 333-112100

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMSTOCK RESOURCES, INC.

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industries Classification Code Number)	94-1667468 (I.R.S. Employer Identification Number)

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 (972) 668-8800	M. Jay Allison President and Chief Executive Officer 5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 (972) 668-8800
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jack E. Jacobsen
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
(214) 740-8000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

			Proposed
Title of Each Class	Amount	Proposed	Maximum	Maximum
of Securities	to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price	Registration Fee(3)
Common Stock, $.50 par value.	2,220,000	$18.76	$41,647,200	$3,369
Common Stock, $.50 par value.	427,499	$23.30	$9,960,727	$1,262
Preferred Stock Purchase Rights	(4)	(4)	(4)	(3)

(1)	Represents the number of shares to be issued or issuable upon exercise of certain common stock purchase warrants.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) under the Securities Act of 1933. With respect to 2,220,000 shares of common stock originally covered by this registration statement, a filing fee of $3,369 was paid upon the original filing of this registration statement on January 22, 2004, based on a proposed maximum offering price per share of $18.76, equal to the average of the high and low price of a share of Comstock Resources, Inc.’s common stock on January 16, 2004, as quoted on the New York Stock Exchange. With respect to the additional 427,499 shares of common stock covered by Amendment No. 1 of this registration statement, an additional filing fee of $1,262 was paid based on a proposed maximum offering price per share of $23.30 equal to the average of the high and low price of a share of Comstock Resources, Inc.’s common stock on April 19, 2004 as quoted on the New York Stock Exchange.

(3)	$3,369 was previously paid with the filing of the Form S-3 on January 22, 2004. $1,262 was previously paid with the filing of Amendment No. 1 to the Form S-3 on April 22, 2004.

(4)	There are hereby registered Preferred Stock Purchase Rights (“Rights”), which Rights (i) are related to shares of common stock in the ratio of one Right to one share, (ii) are not evidenced by separate certificates and (iii) may not be transferred except upon transfer of the related shares of common stock. The value attributable to the Rights is reflected in the market value of the related shares of common stock and therefore, the inclusion of the Rights does not increase the proposed maximum offering price under this Registration Statement. Consequently, no additional registration fee is payable for the registration of the Rights.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 19, 2004

PROSPECTUS

COMSTOCK RESOURCES, INC.

2,647,499 Shares of Common Stock

     We are registering for resale a total of 2,647,499 shares of our common stock, par value of $.50 per share, for sale by the selling security holders identified in this prospectus. Please see the section in this prospectus entitled “Selling Security Holders.”

     The selling security holders will be issued shares of our common stock upon exercise of warrants to purchase our common stock that have been issued to them in connection with an exploration venture.

     We will not receive any of the proceeds from the sale of the common stock by the selling security holders. We have agreed to pay the expenses of the selling security holders in connection with the registration of these shares of our common stock. We estimate those expenses to be $18,000.

     The common stock offered by this prospectus shall be adjusted to cover any additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

     The selling security holders may offer the shares from time to time through public or private transactions on or off the New York Stock Exchange at prevailing market prices, at prices related to such prevailing market prices or at privately negotiated prices. Our common stock is listed on the New York Stock Exchange under the symbol “CRK.” On May 17, 2004, the last reported sale price for our common stock was $18.97 per share. The complete mailing address and telephone number of our principal executive office is 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034; (972) 668-8800.

     This investment involves a high degree of risk. Please see the section in this prospectus entitled “Risk Factors” beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2004

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC. This prospectus only provides you with a general description of the securities being offered by the selling security holders. You should read this prospectus together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

     Under no circumstances should the delivery to you of this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

     Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Comstock,” “we,” “us,” and “our” mean Comstock Resources, Inc. and its consolidated subsidiaries. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, warrants and units collectively as the “securities.”

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

     The information contained in this prospectus, including the documents incorporated by reference herein and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are identified by their use of terms such as “expect,” “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe” and similar terms. All statements, other than statements of historical facts, included in or incorporated by reference to this prospectus, are forward-looking statements, including statements under the caption “Risk Factors,” regarding:

•	budgeted capital expenditures;

•	increases in oil and natural gas production;

•	the number of anticipated wells to be drilled after the date hereof;

•	our financial position;

•	oil and natural gas reserve estimates;

•	business strategy; and

•	other plans and objectives for future operations.

     Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	the risks described in the sections captioned “Risk Factors” in this prospectus;

•	the timing and success of our drilling activities;

•	the volatility of prices and supply of, and demand for, oil and natural gas;

•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

•	our ability to successfully identify, execute or effectively integrate future acquisitions;

•	the usual hazards associated with the oil and gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

•	our ability to effectively market our oil and natural gas;

•	the availability of rigs, equipment, supplies and personnel;

•	our ability to acquire or discover additional reserves;

•	our ability to satisfy future capital requirements;

•	changes in regulatory requirements;

•	general economic and competitive conditions;

•	our ability to retain key members of our senior management and key employees; and

•	continued hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage.

     There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured. Furthermore, the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one to another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of the estimate and the revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from our expectations are discussed in “Risk Factors” and elsewhere in this prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans for 2004 and beyond could differ materially from those expressed in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

COMSTOCK RESOURCES, INC.

     We are an independent energy company engaged in the acquisition, development, production and exploration of oil and natural gas properties. Our oil and natural gas operations are concentrated in the Gulf of Mexico, East Texas / North Louisiana, Southeast Texas and South Texas regions. In addition, we have properties in the Illinois Basin region in Kentucky and in the Mid-Continent regions located in the Texas panhandle, Oklahoma and Kansas. Our oil and natural gas properties are estimated to have proved reserves of 616.9 Bcfe with an estimated Present Value of Proved Reserves of $1.7 billion as of December 31, 2003. Our proved oil and natural gas reserve base is 81% natural gas and 67% proved developed on a Bcfe basis as of December 31, 2003. We replaced 108% of our production of 44.0 Bcfe in 2003 through our exploration, development and acquisition activities. We were also able to reduce our long-term debt by $60.0 million from $366.0 million as of December 31, 2002 to $306.0 million as of December 31, 2003.

     Our proved reserves at December 31, 2003 and our 2003 average daily production are summarized below:

	Proved Reserves at December 31, 2003				2003 Daily Production
				% of				% of
	Oil	Gas	Total	Total	Oil	Gas	Total	Total
	(MMBbls)	(Bcf)	(Bcfe)		(MBbls/d)	(MMcf/d)	(MMcfe/d)
Gulf of Mexico	14.7	127.7	216.1	35.0	3.2	21.8	40.7	33.8
East Texas / North Louisiana	0.9	169.3	174.7	28.3	0.2	29.2	30.6	25.4
Southeast Texas	2.9	109.8	127.0	20.6	0.7	28.4	32.8	27.2
South Texas	0.4	44.8	47.1	7.6	0.1	9.0	9.9	8.2
Other Regions	0.3	50.2	52.0	8.5	0.2	5.6	6.6	5.4

Total	19.2	501.8	616.9	100.0	4.4	94.0	120.6	100.0

     Strengths

     High Quality Properties. Our operations are focused in four geographically concentrated areas, the Gulf of Mexico, East Texas / North Louisiana, Southeast Texas and South Texas regions, which account for approximately 35%, 28%, 21% and 8% of our proved reserves, respectively. We have high price realizations relative to benchmark prices for natural gas and crude oil production. We also have favorable operating costs which results in us having high cash margins. Finally, our properties have an average reserve life of approximately 14 years and have extensive development and exploration potential.

     Successful Exploration and Development Program. In 2003, we spent $46.8 million on the exploitation and development of our oil and natural gas properties for development drilling, recompletions, workovers, abandonment and production facilities. Overall, we drilled 35 development wells, 22.0 net to us, with a 89% success rate. We also had a successful exploratory drilling program in 2003, spending a total of $34.8 million to drill 18 wells, 7.4 net to us, with a 78% success rate. We spent an additional $5.1 million in acquiring new acreage and seismic data in 2003 to support our exploration program.

     Successful Acquisitions. We have had significant growth over the years as a result of acquisitions. Since 1991, we have added 725.9 Bcfe of proved oil and natural gas reserves from 30 acquisitions at an average cost of $0.83 per Mcfe. Our application of strict economic and reserve risk criteria have enabled us to successfully evaluate and integrate acquisitions.

     Efficient Operator. We operate 61% of our proved oil and natural gas reserve base as of December 31, 2003. This allows us to control operating costs, the timing and plans for future development, the level of drilling and lifting costs and the marketing of production. As an operator, we receive reimbursements for overhead from other working interest owners, which reduces our general and administrative expenses.

     High Price Realizations. The majority of our wells are located in areas which can access attractive natural gas and crude oil markets. In addition, our natural gas production has a relatively high Btu content of approximately 1.07 Btu. Our crude oil production has a favorable API gravity of approximately 40 degrees. Due to these factors, we have relatively high price realizations compared to benchmark prices. In 2003, our average natural gas price was $5.41 per Mcf, which represented a $0.02 premium to the 2003 NYMEX average monthly settlement price. Also in 2003, our average crude oil price was $30.70 per barrel, which represented a $1.69 barrel premium to the average monthly West Texas Intermediate crude oil price for 2003 posted by Koch Industries, Inc.

     High Cash Margins. As a result of our quality properties, higher price realizations and efficient operations, we have higher cash margins than most of our competitors. Consequently, our oil and natural gas reserves have a higher value per Mcfe than reserves that generate lower cash margins.

Business Strategy

     Exploit Existing Reserves. We seek to maximize the value of our oil and natural gas properties by increasing production and recoverable reserves through active workover, recompletion and exploitation activities. We utilize advanced industry technology, including 3-D seismic data, improved logging tools, and formation stimulation techniques. During 2003, we spent approximately $28.3 million to drill 35 development wells, 22.0 net to us, of which 31 wells, 19.2 net to us, were successful, representing a success rate of 89%. In addition, we spent approximately $18.5 million for new production facilities, leasehold costs and for recompletion, abandonment and workover activities. For 2004, we have budgeted $37.0 million for development drilling and for recompletion, abandonment and workover activities.

     Pursue Exploration Opportunities. We conduct exploration activities to grow our reserve base and to replace our production each year. In 2003, we spent approximately $34.8 million to drill 18 exploratory wells, 7.4 net to us, of which 14 wells, 5.3 net to us, were successful, representing a success rate of 78%. We also spent $5.1 million in acquiring new acreage and seismic data in 2003 to support our exploration program. We have budgeted $73.0 million in 2004 for exploration activities which will be focused primarily in the Gulf of Mexico, Southeast Texas and South Texas regions.

     Maintain Low Cost Structure. We seek to increase cash flow by carefully controlling operating costs and general and administrative expenses. Our average oil and gas operating costs per Mcfe were $1.04 in 2003 and our general and administrative expenses per Mcfe averaged only $0.16 in 2003.

     Acquire High Quality Properties at Attractive Costs. We have a successful track record of increasing our oil and natural gas reserves through opportunistic acquisitions. Since 1991, we have added 725.9 Bcfe of proved oil and natural gas reserves from 30 acquisitions at a total cost of $603.1 million, or $0.83 per Mcfe. The acquisitions were acquired at an average of 60% of their Present Value of Proved Reserves in the year the acquisitions were completed. We apply strict economic and reserve risk criteria in evaluating acquisitions. We target properties in our core operating areas with established production and low operating costs that also have potential opportunities to increase production and reserves through exploration and exploitation activities.

     Maintain Flexible Capital Expenditure Budget. The timing of most of our capital expenditures is discretionary because we have not made any significant long-term capital expenditure commitments. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures according to market conditions. We anticipate spending approximately $110.0 million on development and exploration projects in 2004. We intend to primarily use operating cash flow to fund our drilling expenditures in 2004. We may also make additional property acquisitions in 2004 that would require additional sources of funding. Such sources may include borrowings under our bank credit facility or sales of our equity or debt securities.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described below and any similar information contained in any Annual Report on Form 10-K or other document filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

Our revenues, profitability and cash flow is dependent upon the prices for oil and natural gas and these prices are volatile.

Our business is dependent upon the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to remain volatile in the future. The prices we receive for our oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond our control, including, without limitation:

•	seasonality;

•	imports of crude oil and natural gas;

•	political conditions in other oil-producing and natural gas-producing countries;

•	the actions of the Organization of Petroleum Exporting Countries;

•	domestic government regulation, legislation and policies;

•	price and availability of alternative fuels; and

•	overall economic conditions.

Any continued and extended decline in the price of crude oil or natural gas will adversely affect our:

•	revenues, profitability and cash flow from operations;

•	value of our proved oil and natural gas reserves;

•	the economic viability of certain of our drilling prospects;

•	borrowing capacity; and

•	ability to obtain additional capital.

In order to reduce our exposure to price risks, we may enter into oil and natural gas price swap arrangements to hedge a portion of our anticipated sales. Such arrangements may limit our ability to benefit from increases in oil and natural gas prices. Although we are not currently experiencing any significant involuntary curtailment of our natural gas production, market, economic and regulatory factors may in the future materially affect our ability to sell our natural gas production.

We plan to pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

     Our growth in recent years is attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

     The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

•	recoverable reserves;

•	exploration potential;

•	future oil and natural gas prices;

•	operating costs; and

•	potential environmental and other liabilities.

     In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

     Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in the Gulf of Mexico, East Texas/North Louisiana, Southeast Texas, South Texas, the Illinois Basin and the Mid-Continent regions, we may pursue acquisitions or properties located in other geographic areas.

We have substantial debt and debt service requirements which could adversely affect our operations and limit our growth.

Large Amount of Debt

     We have substantial debt and debt service requirements. As of December 31, 2003, our ratio of total debt to total capitalization was approximately 51%.

Consequences of Debt

     Our substantial debt will have important consequences, including, without limitation:

•	a substantial portion of our cash flow from operations will be required to make debt service payments;

•	our ability to borrow additional amounts for working capital, capital expenditures (including acquisitions) or other purposes will be limited; and

•	our debt could limit our ability to capitalize on significant business opportunities, our flexibility in planning for or reacting to changes in market conditions and our ability to withstand competitive pressures and economic downturns.

     In addition, future acquisition or development activities may require us to alter our capitalization significantly. These changes in capitalization may significantly increase our debt. Moreover, our ability to meet our debt service obligations and to reduce our total debt will be dependent upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements.

Restrictive Debt Covenants

     Our bank credit facility contains a number of significant covenants. These covenants will limit our ability to, among other things:

•	borrow additional money;

•	merge, consolidate or dispose of assets;

•	make certain types of investments;

•	enter into transactions with our affiliates; and

•	pay dividends.

     Our failure to comply with any of these covenants would cause a default under our bank credit facility and the indenture governing the notes. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take.

We may not have sufficient funds to meet our substantial capital requirements.

     We make, and will continue to make, substantial capital expenditures for the acquisition, development and exploration of oil and natural gas reserves. Historically, we have financed these expenditures primarily with cash generated by operations, bank borrowings and the sale of equity securities and non-strategic assets. We believe that we will have sufficient cash provided by operating activities to fund anticipated capital expenditures other than significant acquisitions. We intend to borrow under our bank credit facility or to obtain other debt or equity financing as needed to finance future acquisitions. If revenues or our borrowing base decrease as a result of lower oil and natural gas prices, operating difficulties or declines in reserves, our ability to obtain the capital necessary to undertake or complete future development programs and to pursue acquisition opportunities may be limited. We cannot assure you that additional debt or equity financing or cash generated from operations will be available to meet these requirements. If we need additional funds, our inability to raise such funds may adversely affect our operations.

Our future production and revenues depend on our ability to replace our reserves.

     Our future production and revenues depend upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we must continue our acquisition and drilling activities. We cannot assure you, however, that our acquisition and drilling activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

Our drilling activities are subject to many risks.

     Our drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. We cannot assure you that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including, without limitation:

•	title problems;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the delivery of equipment and services.

Our operations are subject to operating hazards and uninsured risks.

     Our operations are subject to all of the risks normally associated with the exploration for and the production of oil and natural gas, including, without limitation, blowouts, cratering, oil spills and fires, each of which could result in damage to or destruction of oil and natural gas wells, production facilities or other property, or injury to persons. In addition, we may from time to time conduct relatively deep drilling which will involve increased drilling risks of high pressures and mechanical difficulties, including stuck pipe, collapsed casing and separated cable. We cannot assure you that our insurance will adequately cover any losses or liabilities. Furthermore, we cannot predict the continued availability of insurance, or availability at commercially acceptable prices.

We operate in a highly competitive industry, and our failure to remain competitive with our competitors, many of which have greater resources than us, could adversely affect our results of operations.

     The oil and natural gas industry is highly competitive in the search for and development and acquisition of reserves. Our competitors for the acquisition, development and exploration of oil and natural gas properties and capital to finance such activities, include companies that have greater financial and personnel resources than we do. These resources could allow those competitors to price their products and services more aggressively than we can, which could hurt our profitability. Moreover, our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to close transactions in a highly competitive environment.

There are many uncertainties in estimating reserves and future net cash flows.

     There are many uncertainties in estimating quantities and values of proved reserves, projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate depends on the quality of available data, production history and engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas prices may all differ materially from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The present value of the future net cash flows attributable to our proved oil and natural gas reserves set forth in this prospectus and in documents incorporated into this prospectus are estimates only and should not be construed as the current market value of the estimated oil and natural gas reserves attributable to our properties. Thus, the information set forth in this prospectus includes revisions of certain reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect our financial condition, borrowing base under our bank credit facility, future prospects and the market value of our securities.

If we are unsuccessful at marketing our oil and gas at commercially acceptable prices, our profitability will decline.

     Our ability to market oil and gas at commercially acceptable prices depends on, among other factors, the following:

•	the availability and capacity of gathering systems and pipelines;

•	federal and state regulation of production and transportation;

•	changes in supply and demand; and

•	general economic conditions.

     Our inability to respond appropriately to changes in these factors could negatively effect our profitability.

We are subject to extensive governmental regulation, including environmental regulations, that may adversely affect our costs.

     Our business is affected by certain federal, state and local laws and regulations relating to the development, production, marketing, pricing, transportation and storage of oil and natural gas. Our business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment of wells, the discharge of materials into the environment or otherwise relating to environmental protection. Sanctions for noncompliance with these laws and regulations may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. These laws sometimes apply retroactively. In addition, a party can be liable for environmental damage without regard to that party’s negligence or fault. Therefore, we could have liability for the conduct of others, or for acts that were in compliance with all applicable laws at the time we performed them. Environmental laws have become more stringent over the years. In addition, the modification or interpretation of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could limit well servicing opportunities. We cannot assure you that present or future regulation will not adversely affect our operations.

We depend on our key personnel and the loss of any of these individuals could have a material adverse effect on our operations.

     We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of M. Jay Allison, President and Chief Executive Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Allison or any of those other individuals could have a material adverse effect on our operations.

Shortage of rigs, equipment, supplies or qualified personnel may restrict our operations.

     Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, demand for, and wage rates of, qualified drilling rig crews rise with increases in the number of active rigs in service. Shortages of drilling rigs, equipment or supplies could delay or restrict our exploration and development operations, which in turn could adversely affect our financial condition and results of operations.

Terrorist attacks and continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business.

     The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on our business is not known at this time. Uncertainties surrounding continued hostilities in the Middle East or other sustained military campaigns may adversely impact our business in unpredictable ways.

USE OF PROCEEDS

     The selling security holders will receive all of the proceeds from the sale of the shares of our common stock and we will not receive any proceeds from the sale of those shares.

SELLING SECURITY HOLDERS

     The following table sets forth information as of May 19, 2004 regarding the selling security holders and the shares of common stock owned by them and the shares that they (and their pledges, donees and transferees) may offer and sell from time to time under this prospectus.

Name and
Address of	Number of	Number of	Before Offering	After Offering
Selling Security	Shares Beneficially	Shares	Percentage of	Percentage of
Holder	Owned(1)(2)	Offered(1)(2)	Common Stock	Common Stock
Gary W. Blackie 600 Travis St. Suite 6275 Houston Texas 77002	1,185,000	955,000	3.3%	*
Sally L. Blackie 5900 Highway 290 East Brenham, Texas 77833	288,058	281,833	*	*
Wayne L. Laufer 20021 120th Ave. N.E. Suite 202 Bothell, Washington 98021	1,500,000	1,400,000	4.2%	*
Gregory T. Marin 600 Travis St. Suite 6275 Houston, Texas 77002	10,866	10,666	*	*

	2,983,924	2,647,499	8.0%	*

*	Less than one percent.

(1)	Includes shares issuable upon exercise of common stock purchase warrants at exercise prices ranging from $6.48 to $18.70 per share.

(2)	Includes 720,000 warrants which have not vested pursuant to the terms of the Exploration Agreements.

PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling security holders. The shares may be sold by the selling security holders or by pledges, donees, transferees or other successors in interest. We are paying all costs, expenses and fees in connection with the registration of the shares offered hereby. Brokerage commissions, if any, attributable to the sale of shares will be borne by the selling security holders (or their pledges, donees, transferees or other successors in interest).

     Sales of shares may be effected from time to time in transactions (which may include block transactions) on the New York Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at privately negotiated prices. The selling security holders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required under the Securities Act of 1933, the aggregate amount of selling security holders’ shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Sales of selling security holders’ shares may also be made pursuant to Rule 144 under the Securities Act of 1933, where applicable, and any other legally available means.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling security holders and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Liabilities under the federal securities laws cannot be waived.

     Because the selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a “distribution” of the shares, such selling security holder, any selling broker or dealer and any “affiliated purchasers” may be subject to Regulation M under the Securities Exchange Act of 1934, which Regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits, with certain exceptions, any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

     The selling security holders may be entitled under agreements entered into with us to indemnification against liabilities under the Securities Act of 1933.

SEC POSITION ON INDEMNIFICATION

     Under our bylaws, our directors and officers are indemnified against certain causes of action. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, the registrant, has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

LEGAL MATTERS

     Locke Liddell & Sapp LLP, will issue an opinion for us regarding the legality of the securities offered by this prospectus and applicable prospectus supplement. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

     Our consolidated financial statements as of December 31, 2002 and for each of the years in the two-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to a change in our method for accounting for derivative financial statements.

     With respect to the unaudited condensed consolidated interim financial information for the three-month period ended March 31, 2004, incorporated by reference in this Prospectus and elsewhere in the registration statement, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Comstock Resources Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and incorporated by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

     With respect to the unaudited interim financial information for the period ended March 31, 2003, incorporated by reference herein, KPMG LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2003, and incorporated by reference herein, states that they did not audit and that they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act. The review report covering the March 31, 2003, financial statements refers to a change in the method f accounting for asset retirements obligations related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”.

     Certain estimates of our oil and natural gas reserves and related information incorporated by reference in this prospectus have been derived from engineering reports prepared by Lee Keeling & Associates as of December 31, 2001, 2002 and 2003, and all such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.

WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and therefore we file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any of the reports, proxy statements and any other information that we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. We also maintain a website at http://www.comstockresources.com; however, the information contained at this website does not constitute part of this prospectus. Reports, proxy and information statements and other information about us may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, with respect to the securities offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us and the securities that may be offered, we refer you to the registration statement and the exhibits that are filed with it. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its web site.

INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities described herein is terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2003;

•	Our Proxy Statement on Schedule 14A filed with the SEC on April 14, 2004 for the 2004 annual meeting of stockholders;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and 2004;

•	Our Registration Statement on Form 8-A registering our common stock filed with the SEC on September 6, 1996.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

Comstock Resources, Inc.
Attention: Roland O. Burns, Senior Vice President
5300 Town and County Blvd., Suite 500
Frisco, Texas 75034
Telephone number: (972) 668-8800

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all fees and expenses set forth below are estimates.

SEC registration fee	$4,631
Legal fees and expenses	5,000
Accounting fees and expenses	7,500
Miscellaneous	869

Total	$18,000

Item 15. Indemnification of Directors and Officers.

     Section 78.7502 of the General Corporation Law of Nevada permits a corporation to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.

     With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of our board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the General Corporation law of Nevada permits the articles of incorporation or bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

     Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

     Article VI, “Indemnification of Directors, Officers, Employees and Agents”, of our bylaws provides as follows with respect to indemnification of our directors, officers, employees and agents:

     “Section 1. To the fullest extent allowed by Nevada law, any director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article VI does not eliminate or limit the liability of a director for:

(a)	an act or omission which involves intentional misconduct, fraud or a knowing violation of law; or

(b)	the payment of dividends in violation of N.R.S. 78.300.

     Section 2. The Corporation shall indemnify each director, officer, employee and agent, now or hereafter serving the Corporation, each former director, officer, employee and agent, and each person who may now or hereafter serve or who may have heretofore served at the Corporation’s request as a director, officer, employee or agent of another corporation or other business enterprise, and the respective heirs, executors, administrators and personal representatives of each of them against all expenses actually and reasonably incurred by, or imposed upon, him in connection with the defense of any claim, action, suit or proceeding, civil or criminal, against him by reason of his being or having been such director, officer, employee or agent, except in relation to such matters as to which he shall be adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. For purposes hereof, the term “expenses” shall include but not be limited to all expenses, costs, attorneys’ fees, judgments (including adjudications other than on the merits), fines, penalties, arbitration awards, costs of arbitration and sums paid out and liabilities actually and reasonably incurred or imposed in connection with any suit, claim, action or proceeding, and any settlement or compromise thereof approved by the Board of Directors as being in the best interests of the Corporation. However, in any case in which there is no disinterested majority of the Board of Directors available, the indemnification shall be made: (1) only if the Corporation shall be advised in writing by counsel that in the opinion of counsel (a) such officer, director, employee or agent was not adjudged or found liable for gross negligence or willful misconduct in the performance of duty as such director, officer, employee or agent or the indemnification provided is only in connection with such matters as to which the person to be indemnified was not so liable, and in the case of settlement or compromise, the same is in the best interests of the Corporation; and (b) indemnification under the circumstances is lawful and falls within the provisions of these Bylaws; and (2) only in such amount as counsel shall advise the Corporation in writing is, in his opinion, proper. In making or refusing to make any payment under this or any other provision of these Bylaws, the Corporation, its directors, officers, employees and agents shall be fully protected if they rely upon the written opinion of counsel selected by, or in the manner designated by, the Board of Directors.

     Section 3. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in these Bylaws.

     Section 4. The Corporation may indemnify each person, though he is not or was not a director, officer, employee or agent of the Corporation, who served at the request of the Corporation on a committee created by the Board of Directors to consider and report to it in respect of any matter. Any such indemnification may be made under the provisions hereof and shall be subject to the limitations hereof, except that (as indicated) any such committee member need not be nor have been a director, officer, employee or agent of the Corporation.

     Section 5. The provisions hereof shall be applicable to actions, suits or proceedings (including appeals) commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

     Section 6. The indemnification provisions herein provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, or by law or statute, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 7. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and persons described in Section 4 of this Article VI above, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these Bylaws.”

Item 16. Exhibits.

Exhibit No.	Description
3.1(a)	Restated Articles of Incorporation of Comstock (incorporated by reference to Exhibit 3.1 to Comstock’s Annual Report on Form 10-K for the year ended December 31, 1995).

3.1(b)	Certificate of Amendment to the Restated Articles of Incorporation of Comstock dated July 1, 1997 (incorporated herein by reference to Exhibit 3.1 to Comstock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997).

3.2	Bylaws of Comstock (incorporated by reference to Exhibit 3.2 to Comstock’s Registration Statement on Form S-3, dated October 25, 1996).

4.1*	Specimen Stock Certificate.

4.2	Rights Agreement dated as of December 14, 2000, by and between Comstock and American Stock Transfer and Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 1 to our Registration Statement on Form 8-A dated January 11, 2001).

4.3	Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 2 to our Registration Statement on Form 8-A dated January 11, 2001).

Exhibit No.	Description
10.12	Exploration Agreement dated July 31, 2001 by and between Comstock and Bois d’ Arc Offshore Ltd. (incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

10.13	Warrant Agreement dated July 31, 2001 by and between Comstock and Gary W. Blackie and Wayne L. Laufer (incorporated herein by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).

5.1*	Opinion of Locke Liddell & Sapp LLP as to the validity of the common stock being registered hereunder.

15.1	Letter of Ernst & Young LLP as to unaudited interim financial information.

15.2	Letter of KPMG LLP as to unaudited interim financial information.

23.1*	Consent of Locke Liddell & Sapp LLP (Included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

23.3	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (Included on the Signature Page to the Registration Statement).

* Included in our Form S-3 filed on January 22, 2004 and incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on May 19, 2004.

COMSTOCK RESOURCES, INC.
By:	/s/ M. JAY ALLISON

M. Jay Allison
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ M. JAY ALLISON M. Jay Allison	President, Chief Executive Officer, Chairman of the Board of Directors, Director (Principal Executive Officer)	May 19, 2004

/s/ ROLAND O. BURNS Roland O. Burns	Senior Vice President, Chief Financial Officer, Director (Principal Financial and Accounting Officer)	May 19, 2004

DAVID K. LOCKETT*	Director	May 19, 2004
David K. Lockett

CECIL E. MARTIN, JR.*	Director	May 19, 2004
Cecil E. Martin, Jr.

DAVID W. SLEDGE*	Director	May 19, 2004
David W. Sledge

* The undersigned has executed this Amendment No. 2 to the Registration Statement on behalf of each of the persons named above pursuant to the Powers of Attorney filed with the Securities and Exchange Commission.

/s/ ROLAND O. BURNS

Roland O. Burns, Attorney-in-Fact